Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Flushing Financial Corporation

Uniondale, New York

We hereby consent to the incorporation by reference in the proxy statement/prospectus constituting a part of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 of our reports dated March 2, 2020, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Flushing Financial Corporation and Subsidiaries appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

We also consent to the reference to us under the caption “Experts” in the proxy statement/prospectus.

/s/ BDO USA, LLP

BDO USA, LLP

New York, New York

August 31, 2020